Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

Full Year and Fourth Quarter Results

Whippany, New Jersey, November 15, 2018 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its full year and fourth quarter ended September 29, 2018.

Fiscal Year 2018 Results

Fiscal 2018 included 52 weeks of operations compared to 53 weeks reported in the prior year.

Net income for fiscal 2018 was $76.5 million, or $1.24 per Common Unit, compared to $38.0 million, or $0.62 per Common Unit, in fiscal 2017.

Net income and EBITDA (as defined and reconciled below) for fiscal 2018 included a loss of $4.8 million from the sale of certain assets and operations in a non-strategic market of the propane segment.  Net income and EBITDA for fiscal 2017 included a pension settlement charge of $6.1 million and a loss on debt extinguishment of $1.6 million. Excluding the effects of the foregoing items and unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, Adjusted EBITDA (as defined and reconciled below) increased $40.0 million, or 16.5%, to $283.0 million in fiscal 2018 from $243.0 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “After back to back record warm winters in fiscal years 2016 and 2017, one of our goals coming into fiscal 2018 was to begin to restore our balance sheet strength to best position the business for long-term profitable growth.  We are very pleased to report that Adjusted EBITDA for fiscal 2018 improved $40 million, or 16.5%, compared to the prior year and, as a result, we made significant strides toward our stated goals. We put the excess cash flow to work, investing in the growth of our propane operations through two strategic acquisitions in attractive markets, pursuing investments in various “greenfield” expansions in markets that we believe can provide enhanced growth opportunities, and reducing indebtedness by $19 million.  Our financial metrics continue to get stronger -- with our leverage ratio improving to 4.36x and distribution coverage greater than 1.3x at the end of fiscal 2018.”

Mr. Stivala continued, “Along with the improvement in earnings, we continued to take steps to support our long-term growth.  We made additional investments in our people and technology to drive incremental operating efficiencies and to enhance the overall customer experience, and we are continuing to make progress on our customer base growth and retention initiatives.  As we enter fiscal 2019, we remain focused on strengthening our balance sheet, building on the momentum from this past year, and continuing to gain market share. We are well positioned, both operationally and financially, to continue to provide the highest level of customer service in every market we serve and to pursue strategic growth opportunities in the coming fiscal year.”

Concluding his remarks, Mr. Stivala said, “Finally, over this past year we have had the honor of celebrating our 90th year in business, providing innovation and leadership to the propane industry, and dedicated service to the local communities we serve nationwide.  We are very proud of our heritage and the influence we have had on the industry since the very beginning.”

Retail propane gallons sold in fiscal 2018 increased 19.2 million gallons, or 4.6%, to 440.0 million gallons. Sales of fuel oil and other refined fuels of 31.0 million gallons in fiscal 2018 were essentially flat year over year.  Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2018 were 7% warmer than normal and 8% cooler than the prior year.  The cooler temperatures compared to the prior year were experienced throughout the majority of our service territories, which contributed to an increase in customer demand for heating needs.

Revenues for fiscal 2018 of $1,344.4 million increased $156.5 million, or 13.2%, compared to the prior year, primarily due to higher retail selling prices associated with higher wholesale costs, combined with higher volumes sold.

Cost of products sold for fiscal 2018 of $592.6 million increased $116.0 million, or 24.3%, compared to the prior year, primarily due to higher wholesale costs and higher volumes sold.  Average propane prices (basis Mont Belvieu, Texas) and fuel oil prices for fiscal 2018 increased 36.0% and 29.5% compared to the prior year, respectively.  Cost of products sold for fiscal 2018 included a $0.3 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $6.3 million unrealized (non-cash) gain in fiscal 2017.  These unrealized gains are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $468.4 million for fiscal 2018 were essentially flat compared to the prior year.  Excluding the charge in the prior year discussed above, expenses increased $6.5 million, or 1.4%, compared to the prior year due to higher variable operating costs attributable to an increase in deliveries and other operational activities to support higher customer demand, as well as higher variable compensation associated with higher earnings.

Depreciation and amortization expense of $125.2 million for fiscal 2018 decreased $2.7 million, or 2.1%, primarily due to the acceleration of depreciation expense recorded in the prior year for assets taken out of service.  Net interest expense of $77.4 million for fiscal 2018 increased $2.1 million, or 2.8%, primarily due to an increase in benchmark interest rates and higher average outstanding borrowings under the Partnership’s revolving credit facility. Nonetheless, the Partnership repaid approximately $19.0 million under its revolver from operating cash flows during fiscal 2018, which reduced outstanding revolver borrowings to $143.6 million at the end of the fiscal year, compared to $162.6 million at the end of fiscal 2017.

Fourth Quarter 2018 Results

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically reports a net loss for its fiscal fourth quarter.  The fourth quarter of fiscal 2018 included 13 weeks of operations, compared to 14 weeks in the prior year fourth quarter.  Net loss for the fourth quarter of fiscal 2018 was $50.8 million, or $0.83 per Common Unit, compared to a net loss of $50.6 million, or $0.83 per Common Unit, for the fourth quarter of fiscal 2017. Net loss and EBITDA for the fourth quarter of fiscal 2017 included a pension settlement charge of $6.1 million.

Excluding these items and the effects of unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA for the fourth quarter of fiscal 2018 amounted to a loss of $2.8 million, compared to a loss of $0.7 million for the fourth quarter of fiscal 2017. The year over year earnings comparison reflects the impact of the extra week reported in fiscal 2017 on volumes sold. Retail propane gallons sold of 64.8 million gallons in the fourth quarter of fiscal 2018 decreased 5.8 million gallons, or 8.3%, compared to the prior year fourth quarter.

As previously announced on October 25, 2018, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.60 per Common Unit for the three months ended September 29, 2018.  On an annualized basis, this distribution rate equates to $2.40 per Common Unit. The distribution was paid on November 13, 2018 to Common Unitholders of record as of November 6, 2018.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928.  The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through approximately 700 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and

•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 30, 2017 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 29, 2018 and September 30, 2017

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Revenues
Propane	$162,979	$167,559	$1,153,323	$1,011,078
Fuel oil and refined fuels	9,106	8,514	91,520	78,126
Natural gas and electricity	10,366	10,874	54,308	55,103
All other	10,467	10,159	45,262	43,579
	192,918	197,106	1,344,413	1,187,886

Costs and expenses
Cost of products sold	85,407	73,935	592,630	476,661
Operating	92,049	103,826	402,181	410,665
General and administrative	16,561	17,159	66,246	57,338
Depreciation and amortization	30,629	32,182	125,222	127,938
	224,646	227,102	1,186,279	1,072,602
Loss on sale of business	—	—	4,823	—
Operating (loss) income	(31,728)	(29,996)	153,311	115,284
Loss on debt extinguishment	—	—	—	1,567
Interest expense, net	18,955	20,443	77,383	75,263

(Loss) income before provision for (benefit from) income taxes	(50,683)	(50,439)	75,928	38,454
Provision for (benefit from) income taxes	143	151	(606)	459

Net (loss) income	$(50,826)	$(50,590)	$76,534	$37,995

Net (loss) income per Common Unit - basic	$(0.83)	$(0.83)	$1.24	$0.62
Weighted average number of Common Units outstanding - basic	61,599	61,290	61,557	61,224

Net (loss) income per Common Unit - diluted	$(0.83)	$(0.83)	$1.24	$0.62
Weighted average number of Common Units outstanding - diluted	61,599	61,290	61,847	61,542

Supplemental Information:
EBITDA (a)	$(1,099)	$2,186	$278,533	$241,655
Adjusted EBITDA (a)	$(2,830)	$(699)	$283,046	$243,045
Retail gallons sold:
Propane	64,754	70,582	439,955	420,770
Refined fuels	3,140	3,644	31,045	30,895
Capital expenditures:
Maintenance	$3,155	$2,846	$13,226	$11,275
Growth	$3,899	$3,318	$19,675	$16,893

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Net (loss) income	$(50,826)	$(50,590)	$76,534	$37,995
Add:
Provision for (benefit from) income taxes	143	151	(606)	459
Interest expense, net	18,955	20,443	77,383	75,263
Depreciation and amortization	30,629	32,182	125,222	127,938
EBITDA	(1,099)	2,186	278,533	241,655
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(1,731)	(8,985)	(310)	(6,277)
Pension settlement charge	—	6,100	—	6,100
Loss on sale of business	—	—	4,823	—
Loss on debt extinguishment	—	—	—	1,567
Adjusted EBITDA	$(2,830)	$(699)	$283,046	$243,045

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.